EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
HMS Holdings Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-108436, 333-108445, 33-95326-99 and 333-139025) on Form S-8 and in the registration statement (No. 333-138875) on Form S-3 of HMS Holdings Corp. of our reports dated March 14, 2008, with respect to the consolidated balance sheets of HMS Holdings Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of HMS Holdings Corp. Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” as of January 1, 2006.

/s/ KPMG LLP

New York, New York
March 14, 2008